Exhibit 23.4

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Callon Energy Company of our reports dated July 19, 2016, relating to the combined schedules of revenues and direct operating expenses of the properties purchased by Callon Petroleum Operating Company from BSM Energy LP and Affiliates subject to the Purchase and Sale Agreement dated April 19, 2016 for the years ended December 31, 2015 and 2014, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

July 24, 2017